Exhibit 99

NEWS RELEASE

Contacts:	John S. Penshorn
Senior Vice President
952-936-7214

Patrick J. Erlandson
Chief Financial Officer
952-936-5901

(For Immediate Release)

UNITEDHEALTH GROUP REPORTS RECORD

FOURTH QUARTER AND FULL YEAR 2004 EARNINGS OF $1.09 AND $3.94 PER SHARE

• Fourth Quarter Revenues Up 40%	• Full Year Revenues Up 29%

• Fourth Quarter Operating Margin of 11.3%	• Full Year Operating Margin of 11.0%

• Fourth Quarter Cash Flows of $1.25 Billion	• Full Year Cash Flows Above $4.1 Billion

• Fourth Quarter Return on Equity of 27%	• Full Year Return on Equity of 31%

• Fourth Quarter EPS Grew 31%	• Full Year EPS Grew 33%

MINNEAPOLIS (January 20, 2005) – UnitedHealth Group (NYSE: UNH) achieved record results in the fourth quarter and full year ended December 31, 2004, reported Chairman and CEO William W. McGuire, M.D. today. Results were driven by balanced contributions across the diversified family of UnitedHealth Group businesses, and included strong growth, as manifest by the extension of services to more than 6 million net new consumers across all of the member-based businesses in 2004.

Quarterly and Annual Financial Performance

	Three Months Ended			Year Ended
	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Revenues	$10.51 billion	$9.86 billion	$7.52 billion	$37.22 billion	$28.82 billion
Earnings From Operations	$1.19 billion	$1.09 billion	$810 million	$4.10 billion	$2.94 billion
Operating Margin	11.3%	11.1%	10.8%	11.0%	10.2%

UnitedHealth Group Highlights

•	Fourth quarter earnings per share of $1.09 increased 31 percent from $0.83 in the fourth quarter of 2003, and improved 5 cents or 5 percent from the third quarter of 2004.

•	Full year earnings per share of $3.94 increased 33 percent from $2.96 per share in 2003.

•	Fourth quarter consolidated net earnings increased to $739 million, up $232 million or 46 percent year-over-year and $41 million or 6 percent on a sequential quarter basis. Full year net earnings advanced to $2.6 billion, up $762 million or 42 percent over 2003 results.

•	Consolidated fourth quarter revenues increased $3 billion or 40 percent year-over-year and $652 million or 7 percent sequentially, reaching $10.5 billion. Revenues for full year 2004 increased $8.4 billion or 29 percent to $37.2 billion, with revenue advances in each of the Company’s multiple business segments.

•	Operating costs were 15.1 percent of revenues in the fourth quarter, an improvement of 160 basis points from the fourth quarter of 2003 and were stable sequentially. The full year operating cost ratio of 15.4 percent also improved significantly from 16.9 percent in 2003.

•	Earnings from operations increased to $1.2 billion in the fourth quarter, up $378 million or 47 percent over the prior year, and up $96 million or 9 percent sequentially. Full year earnings from operations of $4.1 billion advanced 40 percent over 2003 results.

•	Consolidated fourth quarter operating margin improved to 11.3 percent from 10.8 percent in the fourth quarter of 2003. Full year operating margin of 11.0 percent improved 80 basis points from 10.2 percent in 2003.

UnitedHealth Group Highlights – Continued

•	Cash flows from operations were $1.25 billion for the fourth quarter, bringing full year cash flows from operations to more than $4.1 billion, up 38 percent year-over-year.

•	Medical costs payable, excluding the AARP division of Ovations, increased $1.4 billion or 42 percent year-over-year, standing at $4.6 billion at December 31, 2004. Medical costs days payable, excluding the effects of the operations of the Oxford and MAMSI platforms, were 67 days for the quarter. Reported medical costs days payable were 64 days for the fourth quarter, reflecting the historically lower medical costs days payable of Oxford and MAMSI.

•	During the fourth quarter, the Company realized favorable development of $10 million in its estimates of medical costs incurred in 2003, bringing the full year effect of changes in estimates to $210 million, or less than 1 percent of medical costs. The Company also realized $80 million in favorable development related to estimates of medical costs incurred in the first nine months of 2004, comparable to the $70 million of in-year development realized in the fourth quarter of 2003, with no effect on full year results.

•	During the fourth quarter the Company completed its acquisition of Definity Health Corporation, the national market leader in consumer directed health benefit programs.

•	The Company repurchased 17.7 million shares in the fourth quarter, bringing the full year repurchase total to 51.4 million shares.

•	Fourth quarter 2004 annualized return on equity was 27 percent, with full year return on equity exceeding 31 percent.

Closing Comment

“Results for 2004 were excellent, and we enter 2005 in an outstanding position. The growth performance of our businesses is accelerating, our customers are increasingly well served by capabilities facilitated by investments made over the past few years, and we have a new generation of initiatives under way,” said Dr. McGuire. “Given this momentum, our challenge remains the realization of the full potential embedded in our businesses, through more fully addressing the breadth of needs in the health care services market and those of the individual consumer.

“In that regard, we have made significant investments to directly address the strong demand expressed by employers and consumers for different solutions that enable affordable health care access,” Dr. McGuire continued. “Not including the more traditional account-based products like flexible spending vehicles, by the end of the first quarter of 2005 we expect to serve a total of 1.25 million people through the latest generation of offerings, including 880,000 using new consumer directed account-based health benefits products. Furthermore, new products will provide 3 million current customers with improved access for non-covered services. We expect a continuing expansion of these programs, and in the number of people they serve, during 2005 and 2006.”

The Company noted that its near term financial performance outlook has strengthened, even as it pursues these broader goals. Earnings per share for 2005 are now expected in the range of $4.75 to $4.80, an increase of 5 cents per share over the Company’s most recent view and representing a 21 percent to 22 percent earnings advance over the $3.94 per share earned in 2004.

Business Description – Health Care Services

The Health Care Services segment consists of the UnitedHealthcare, AmeriChoice and Ovations business units. UnitedHealthcare coordinates network-based health and well-being services on behalf of local employers and consumers. AmeriChoice facilitates and manages health care services for state Medicaid programs and their beneficiaries. Ovations delivers health and well-being services to Americans over the age of 50.

Quarterly and Annual Financial Performance

	Three Months Ended			Year Ended
	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Revenues	$9.32 billion	$8.71 billion	$6.46 billion	$32.67 billion	$24.81 billion
Earnings From Operations	$834 million	$763 million	$523 million	$2.81 million	$1.87 billion
Operating Margin	8.9%	8.8%	8.1%	8.6%	7.5%

Key Developments for Health Care Services

•	Fourth quarter 2004 Health Care Services revenues grew $2.9 billion or 44 percent year-over-year to $9.3 billion. Full year revenues increased $7.9 billion or 32 percent to $32.7 billion.

•	Fourth quarter Health Care Services operating earnings of $834 million increased $311 million or 59 percent year-over-year and $71 million or 9 percent sequentially.

•	Fourth quarter operating margin of 8.9 percent expanded 80 basis points year-over-year and 10 basis points sequentially. The full year operating margin of 8.6 percent increased 110 basis points year-over-year.

Key Developments for Health Care Services – Continued

•	Fourth quarter revenues of $6.4 billion for UnitedHealthcare increased more than $2.3 billion or 57 percent year-over-year.

•	The UnitedHealthcare commercial business brought services to 125,000 more people during the fourth quarter, with strong sales to customers purchasing fee-based benefit administration services. For the year, UnitedHealthcare added 245,000 consumers through internal growth and brought its services to an additional 2.4 million people through geographically focused acquisitions.

•	The full year UnitedHealthcare medical care ratio of 79.0 percent improved 1 percent in 2004 as medical cost trends continued to moderate, due to effective health care facilitation and cost management, efficient benefit designs and the general economic climate.

•	AmeriChoice fourth quarter revenues of $825 million increased $106 million or 15 percent year-over-year and $30 million or 4 percent sequentially. Full year AmeriChoice revenues of $3.1 billion increased 17 percent year-over-year.

•	AmeriChoice grew enrollment by 20,000 in the fourth quarter of 2004, bringing the full year increase to 155,000 individuals or 14 percent. This business now serves nearly 1.3 million people.

•	Ovations fourth quarter revenues of $2.1 billion grew $407 million or 25 percent year-over year. Full year Ovations revenues of $7.6 billion increased more than $1 billion or 16 percent over 2003 results.

•	Evercare’s nursing home program has now been designated a Special Needs Plan under the Medicare Modernization Act by the federal government, converting its demonstration project status into a permanent role in caring for the frail elderly.

•	Ovations, in partnership with the Visiting Nurse Service of New York, was awarded a Chronic Care Improvement Program pilot serving two boroughs of New York City. This care management program will specifically address the needs of select seniors with diabetes and/or congestive heart failure.

•	Full year earnings from operations for Ovations increased by approximately 25 percent in 2004 due to overall revenue growth and operating margin expansion.

Business Description

Uniprise delivers network-based health and well-being services, business-to-business transaction processing services, consumer connectivity, and technology support services to large employers and health plans, and provides health-related consumer and financial transaction products and services.

Quarterly and Annual Financial Performance

	Three Months Ended			Year Ended
	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Revenues	$845 million	$842 million	$785 million	$3.37 billion	$3.11 billion
Earnings From Operations	$169 million	$171 million	$151 million	$677 million	$610 million
Operating Margin	20.0%	20.3%	19.2%	20.1%	19.6%

Key Developments

•	Uniprise revenues increased $60 million or 8 percent over fourth quarter 2003 and $258 million or 8 percent for full year 2004, reaching $845 million and $3.4 billion for the respective periods.

•	Uniprise serves approximately 9.9 million people in the national multilocation employer segment, including consumers served by Definity Health, representing a year-over-year increase of 815,000 people as of December 31, 2004. Uniprise estimates it added 650,000 new consumers in early 2005, consistent with its long-standing goal of increasing market share by at least 1 percentage point per year.

•	The Uniprise fourth quarter operating margin of 20.0 percent increased 80 basis points year-over-year and declined 30 basis points sequentially, as operating earnings grew $18 million year-over-year. Earnings from operations decreased $2 million from third quarter 2004 as a result of seasonal fourth quarter enrollment costs and high levels of plan changes related to 2005 enrollment activities.

•	Full year earnings from operations of $677 million increased $67 million or 11 percent over 2003 results.

Business Description

Specialized Care Services offers a comprehensive array of specialized benefits, networks, services and resources to help consumers improve their health and well-being.

Quarterly and Annual Financial Performance

	Three Months Ended			Year Ended
	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Revenues	$588 million	$580 million	$485 million	$2.30 billion	$1.88 billion
Earnings From Operations	$129 million	$124 million	$104 million	$485 million	$385 million
Operating Margin	21.9%	21.4%	21.4%	21.1%	20.5%

Key Developments

•	Fourth quarter revenues rose to $588 million, up $103 million or 21 percent year-over-year and $8 million or 1 percent from the third quarter of 2004. Full year revenues of $2.3 billion increased $417 million or 22 percent, reflecting exceptional growth for the 10 businesses within this segment.

•	The Specialized Care Services fourth quarter operating margin of 21.9 percent expanded 50 basis points both sequentially and year-over-year. Similarly, full year operating margin increased 60 basis points to 21.1 percent, as Six Sigma quality and efficiency gains continued to more than offset the business mix shift toward comparatively higher revenue, lower margin service lines.

•	Fourth quarter operating earnings of $129 million increased $25 million or 24 percent year-over-year and $5 million or 4 percent sequentially. Full year earnings grew 26 percent year-over-year to $485 million.

Business Description

Ingenix is an international leader in the field of health care data, analysis and application. Ingenix serves multiple health care market segments on a business-to-business basis, including pharmaceutical companies, health insurers and other payers, physicians and other health care providers, large employers and governments.

Quarterly and Annual Financial Performance

	Three Months Ended			Year Ended
	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Revenues	$214 million	$170 million	$179 million	$670 million	$574 million
Earnings From Operations	$56 million	$34 million	$32 million	$129 million	$75 million
Operating Margin	26.2%	20.0%	17.9%	19.3%	13.1%

Key Developments

•	Ingenix fourth quarter revenues increased $35 million or 20 percent year-over-year and $44 million or 26 percent sequentially, to $214 million in the fourth quarter of 2004. Advances were driven by the seasonal pick-up for Ingenix syndicated content products and software and a year-over-year increase in pharmaceutical services revenues.

•	Insurance companies, employers and other benefits payers executed significant fourth quarter purchases of proprietary Ingenix technology, including major orders for Symmetry analytic software for disease and condition identification, significant purchases of PowerTrak medical bill adjudication automation software, and strong orders for advanced claims editing systems. Ingenix also had strong sales for its ClaimsManager software packages that enable health delivery systems to optimize their billing efficiency.

•	On a full year basis, Ingenix grew revenues by $96 million or 17 percent over 2003 results, led by strong broad-based growth in its health informatics offerings.

•	Ingenix operating earnings increased $24 million or 75 percent year-over-year and $22 million or 65 percent on a sequential quarter basis. Full year operating earnings increased $54 million or 72 percent as operating margin expanded more than 6 percentage points to 19.3 percent. Exceptional earnings leverage from both improving performance on pharmaceutical services and strong contributions from data, software and informatics products provided the year-over-year and sequential earnings gains.

About UnitedHealth Group

UnitedHealth Group (www.unitedhealthgroup.com) is a diversified health and well-being company that provides a broad spectrum of resources and services to help people improve their health and well-being through all stages of life. Consolidated UnitedHealth Group operating results include the operating performance of the Company’s four reportable business segments – Health Care Services (which includes the results of UnitedHealthcare, AmeriChoice and Ovations), Uniprise, Specialized Care Services and Ingenix.

Forward-Looking Statements

This news release may contain statements, estimates or projections that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. A list and description of some of the risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.

Earnings Conference Call

As previously announced, UnitedHealth Group will discuss the Company’s results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern time today. UnitedHealth Group will host a live webcast of this conference call from the Investor Information page of the Company’s Web site (www.unitedhealthgroup.com). The webcast replay of the call will be available on the same site for one week following the live call. The conference call replay can also be accessed by dialing 1-800-642-1687, conference ID # 2952732. This earnings release and the Form 8-K dated January 20, 2005, which may also be accessed in the Investor Information section of the Company’s Web site, include a reconciliation of non-GAAP financial measures.

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UNITEDHEALTH GROUP

Earnings Release Schedules and Supplementary Information

Quarter Ended December 31, 2004

•	Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Segment Financial Information

•	Customer Profile Summary

UNITEDHEALTH GROUP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
REVENUES
Premiums	$9,510	$6,657	$33,495	$25,448
Services	891	789	3,335	3,118
Investment and Other Income	110	77	388	257

Total Revenues	10,511	7,523	37,218	28,823

COSTS
Medical Costs	7,625	5,381	27,000	20,714
Operating Costs	1,592	1,255	5,743	4,875
Depreciation and Amortization	106	77	374	299

Total Costs	9,323	6,713	33,117	25,888

EARNINGS FROM OPERATIONS	1,188	810	4,101	2,935
Interest Expense	(42)	(24)	(128)	(95)

EARNINGS BEFORE INCOME TAXES	1,146	786	3,973	2,840
Provision for Income Taxes	(407)	(279)	(1,386)	(1,015)

NET EARNINGS	$739	$507	$2,587	$1,825

BASIC NET EARNINGS PER COMMON SHARE	$1.14	$0.87	$4.13	$3.10

DILUTED NET EARNINGS PER COMMON SHARE	$1.09	$0.83	$3.94	$2.96

Diluted Weighted-Average Common Shares Outstanding	679	609	656	617

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	December 31, 2004		December 31, 2003
ASSETS
Cash and Short-Term Investments	$4,505		$2,748
Accounts Receivable, net	906		745
Other Current Assets	2,830		2,627

Total Current Assets	8,241		6,120

Long-Term Investments	7,748		6,729
Other Long-Term Assets	11,890		4,785

Total Assets	$27,879		$17,634

LIABILITIES AND SHAREHOLDERS’ EQUITY
Medical Costs Payable	$5,540		$4,152
Commercial Paper and Current Maturities of Long-Term Debt	673		229
Other Current Liabilities	5,116		4,387

Total Current Liabilities	11,329		8,768

Long-Term Debt, less current maturities	3,350		1,750
Future Policy Benefits for Life and Annuity Contracts	1,669		1,517
Deferred Income Taxes and Other Liabilities	814		471
Shareholders’ Equity	10,717		5,128

Total Liabilities and Shareholders’ Equity	$27,879		$17,634

The table below summarizes certain balance sheet data excluding AARP related amounts.

	December 31, 2004		December 31, 2003
Accounts Receivable, net	$517		$393
Other Current Assets	$947		$668
Other Current Liabilities	$3,743		$2,950
Medical Costs Payable	$4,641		$3,278
Days Medical Costs in Medical Costs Payable	67	(a)	68

(a)	For comparability purposes, amount excludes the impact of Oxford Health Plans, Inc. which was acquired on July 29, 2004, and Mid-Atlantic Medical Services, Inc. which was acquired on February 10, 2004.

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Year Ended December 31,
	2004	2003
Operating Activities
Net Earnings	$2,587	$1,825
Noncash Items:
Depreciation and amortization	374	299
Deferred income taxes and other	125	91
Net changes in operating assets and liabilities	1,049	788

Cash Flows From Operating Activities	4,135	3,003

Investing Activities
Cash paid for acquisitions, net of cash assumed	(2,225)	(590)
Purchases of property, equipment and capitalized software	(350)	(352)
Net sales and maturities/(purchases) of investments	776	197

Cash Flows Used For Investing Activities	(1,799)	(745)

Financing Activities
Common stock repurchases	(3,446)	(1,607)
Net change in commercial paper and debt	2,044	218
Other, net	640	263

Cash Flows Used For Financing Activities	(762)	(1,126)

Increase in cash and cash equivalents	1,574	1,132
Cash and cash equivalents, beginning of period	2,262	1,130

Cash and cash equivalents, end of period	$3,836	$2,262

Supplemental Schedule of Noncash Investing Activities:
Common Stock Issued for Acquisitions	$5,557	$—

UNITEDHEALTH GROUP

SEGMENT FINANCIAL INFORMATION

(in millions)

(unaudited)

REVENUES

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
UnitedHealthcare	$6,431	$4,084	$21,950	$15,585
Ovations	2,067	1,660	7,602	6,548
AmeriChoice	825	719	3,121	2,674

Health Care Services	9,323	6,463	32,673	24,807
Uniprise	845	785	3,365	3,107
Specialized Care Services	588	485	2,295	1,878
Ingenix	214	179	670	574
Corporate and eliminations	(459)	(389)	(1,785)	(1,543)

Total Consolidated	$10,511	$7,523	$37,218	$28,823

EARNINGS FROM OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Health Care Services	$834	$523	$2,810	$1,865
Uniprise	169	151	677	610
Specialized Care Services	129	104	485	385
Ingenix	56	32	129	75

Total Consolidated	$1,188	$810	$4,101	$2,935

UNITEDHEALTH GROUP

CUSTOMER PROFILE SUMMARY

(in thousands)

(unaudited)

Customer Profile	December 2004		September 2004		June 2004	December 2003
Commercial Businesses
Risk-based	10,820		10,595		9,345	8,360
Fee-based	15,525		15,265		15,120	14,110
Governments
Federal	1,420		1,380	(a)	4,140	4,325
State and municipal	5,615		5,510		5,385	5,035
Consumers	1,455		1,450		1,200	1,190
Business-to-Business Partners	19,005		19,025		19,260	17,440

Grand Total	53,840		53,225		54,450	50,460

(a) Department of Defense (DOD) contract for Optum Nurseline Services involving 2.8 million members and $11 million in annual revenue is now managed directly by the DOD.
Supplemental Segment Profile - Health Care Services and Uniprise	December 2004		September 2004		June 2004	December 2003
Health Care Services:
Risk-based commercial	7,655		7,635		6,225	5,400
Fee-based commercial	3,305		3,200		3,060	2,895
Medicare	330		315		240	230
Medicaid	1,260		1,240		1,230	1,105

Total Health Care Services	12,550		12,390		10,755	9,630

Uniprise	9,875	(a)	9,565		9,520	9,060

(a)	Includes 315,000 individuals served in connection with the December 2004 acquisition of Definity Health Corporation.